SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

AGE RESEARCH INC.

(Exact Name of Registrant as specified in Its Charter)

DELAWARE	87-0419387
(State of Incorporation)	(IRS Employer Identification Number)

18101 Von Karman Avenue, Suite 330, Irvine, CA	92612
(Address of Principal Executive Offices)	(Zip Code)

Business Consulting Agreement

(Full Title of Plan)

Vincent Michael Keyes, III
18101 Von Karman Avenue, Suite 330
Irvine, CA 92612

(Name and Address of Agent for Service)

(888) 798-9200

(Telephone Number, Including Area Code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	4,500,000 Shares	$0.55(1)	$2,475,000	$315.56

(1) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the bid prices reported on June 23, 2004, as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1 PLAN INFORMATION AND ITEM 2 REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participating person(s) as specified by Rule 428 (b) (1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement of the registrant and in the related Section 10(a) prospectus:

  Age Research Inc.'s (the "Company") Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004.

  All other reports filed pursuant to Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003.

  The description of the Company's common stock contained in the Registration Statement on Form 10SB filed with the SEC on August 21, 2001, as such form may be amended to update such description.

Item 4. Description of Securities

No description of the class of securities is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses that such officer or director actually and reasonably incurred.

Article IX, Section 1 of the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors in connection with violations of a director's fiduciary duty. Such provision establishes that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii)  acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the Delaware Law; or (iv) a transaction from which the director derived an improper personal benefit.

Article IX, Section 2 of the Company's Certificate of Incorporation provide for indemnification of the directors, officers, agents and employees of the Company to the fullest extent permitted by Delaware Law.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the Index to Exhibits below.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan Capistrano, California, on June 23, 2004.

Age Research Inc.

/s/ Richard F. Holt

By: Richard F. Holt

Its: President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Richard F. Holt

By: Richard F. Holt

Its: President, Chief Financial Officer and a Director

Dated: June 23, 2004

/s/ Wendy Holt Houlihan

By: Wendy Holt Houlihan

Its: Director

Dated: June 23, 2004

INDEX TO EXHIBITS

Exhibit

Number Description

5.1 Opinion regarding legality

23.1 Consent of Independent Public Accountant

23.2 Consent of Squire, Sanders & Dempsey L.L.P. is contained in Exhibit 5.1

99.1 Business Consulting Agreement